Exhibit 99.1

Aratana Therapeutics Reports Second Quarter 2015 Results

    Pipeline continues to mature towards objective of six products being marketed in 2016

KANSAS CITY, Kan., Aug 6, 2015 /PRNewswire/ -- Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals, announced today its second quarter 2015 financial results and product updates.  For the quarter ended June 30, 2015, Aratana reported a net loss of $(8.0) million, or $(0.23) basic loss per share and $83.6 million in cash, cash equivalents and short-term investments.

"We continue to be on-track with our objective of having six products on the market in 2016 with a deep pipeline of additional therapeutics potentially coming to market behind those," stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics.  "We are very excited about the outcomes we have achieved in our development programs."

Recent Development Highlights:

•

Positive results from the pivotal field study of AT-002 (capromorelin) in dogs with reduced appetite from a variety of causes. Clinical success rates were approximately 70% for the once-daily dose of AT-002 group vs. approximately 45% for the placebo group which represents a statistically significant difference (p<0.05), thereby achieving the study’s primary endpoint as agreed under protocol concurrence with the FDA’s Center for Veterinary Medicine (“CVM”). Secondary endpoints including an alternative owner appetite assessment questionnaire and body weight were also achieved. AT-002 appeared to be palatable and well accepted, and none of the serious adverse events were considered to be related to AT-002 treatment. Aratana anticipates submitting an administrative New Animal Drug Application (“NADA”) for AT-002 in dogs in 2016, which if approved, would allow the Company to commence commercialization of the product in mid-2016.

•

Positive results from the pivotal field study of AT-003 (extended-release bupivacaine liposome injectable suspension) in dogs with post-operative pain. Dogs receiving AT-003 by infiltration during knee surgery demonstrated statistically significant improvements in pain evaluation compared to placebo (p<0.05), which was the primary endpoint as agreed under protocol concurrence with the CVM.  Success criteria were based on pain evaluations at 24-hour intervals up to 72 hours after surgery, and AT-003 showed statistically significant higher success rates than placebo at each interval (p<0.05). Aratana anticipates submitting a NADA for AT-003 in dogs in 2016, which if approved, would allow the Company to commence commercialization of the product in 2016.

•

Submission of all major technical sections for AT-001 (grapiprant) in dogs with osteoarthritis pain.  Aratana continues its interactions with the CVM on its effectiveness technical section, the drug master file and Chemistry, Manufacturing and Controls ("CMC") technical section. After successful completion of all technical sections Aratana will submit a NADA, which if approved, would allow the Company to commence commercialization of the product in 2016.

•

Submission of product license application for AT-014 as a therapeutic vaccine to treat canine osteosarcoma. During the second quarter of 2015, the USDA waived the requirement to perform a study that demonstrates that the vaccine organism remains stable in dogs. Aratana is preparing to initiate a pivotal AT-014 field safety study in late 2015 or early 2016 and continues to anticipate conditional licensure for AT-014 in 2016.

•

Positive results from a multi-site pilot field study of AT-002 in cats with weight loss.   The study measured increases in body weight in cats with chronic kidney disease.  Capromorelin-treated cats had statistically significant increases in body weight compared to placebo after 90 days (p<0.01) with differences beginning on day 30. AT-002 was well tolerated.  Aratana believes that the results of this study sufficiently inform the Company in designing and proceeding with the pivotal field effectiveness study.

•

Positive results from a multi-site pilot field study of AT-003 in cats with post-surgical pain.   The placebo-controlled study demonstrated improvements in pain evaluations compared to placebo that approached statistical significance.  Success rates were 60%-70% for cats treated with AT-003 and 30-40% for cats treated with placebo. Aratana believes that the results of this study sufficiently inform the Company in designing and proceeding with the pivotal field effectiveness study.

•

Positive results from a multi-site field pilot study of AT-016. Aratana and its strategic partner VetStem Biopharma, Inc. shared positive results from a dose confirmation study of AT-016, an adipose-derived allogeneic stem cell product exclusively licensed to Aratana for the treatment of osteoarthritis pain in dogs.  The double-blinded, multi-site, placebo-controlled field efficacy trial enrolled 90 dogs with osteoarthritis.  The dogs who received a single intra-articular injection of AT-016 demonstrated a statistically significant improvement in treatment versus placebo (p<0.05).  The primary endpoint was treatment success based on the Client Specific Outcome Measurement (CSOM) on day 60. The final study report is being prepared for CVM submission and agreement on the pivotal field effectiveness study design.  If approved by the CVM, AT-016 could be commercially available in late-2017 or 2018.

•

Advancing studies to assess adding AT-005 and AT-004 to a multi-agent chemotherapy.  Aratana has completed enrollment in its second multi-center, blinded, placebo-controlled, randomized study designed to assess adding AT-005 to a multi-agent chemotherapy protocol for dogs with T-cell lymphoma (T-LAB); a prior study, T-CHOMP, was fully-enrolled in January 2015.  Aratana has initiated an approximately 60-client-owned dog study to compare the effectiveness of two cycles of CHOP plus AT-004 against historical benchmarks for a standard of care CHOP protocol (mini B-CHOMP). Study results from both T-LAB, T-CHOMP and mini B-CHOMP are expected by mid-2016.

•

Initiated multi-site pilot field study of AT-018.  Aratana initiated a multi-center, masked, placebo-controlled, randomized field study in client owned dogs with atopic dermatitis. The study targets to enroll over 50 dogs into multiple treatment groups. Results from this study are expected in early 2016.

Other Highlights:

•

Clinical Experience Programs expanded in canine lymphoma. AT-005 continues to be commercially available through a T-cell Clinical Experience Program or T-CEP. At the end of June 2015, there were approximately 70 active sites in T-CEP, which allowed Aratana to record $230 thousand in net revenue from product sales. After mini B-

CHOMP is fully-enrolled, we intend to make AT-004 available on a rolling regional basis as part of a B-cell Clinical Experience Program or B-CEP. Similar to the T-CEP program, the B-CEP program will allow a discount on AT-004 in exchange for data associated with lymphoma treatments and outcomes.  We continue to expand the manufacturing capacity needed to supply the broader canine lymphoma market while we complete the scientific and post-marketing studies for AT-004 and AT-005.  However, due to current manufacturing constraints, we do not intend to expand the number of T-CEP sites until late 2016 and expect a limited commercialization through the T-CEP and B-CEP programs until late 2016 at which time a commercial launch is anticipated.

•

Continued expansion of commercial operations. Aratana’s sales strategy includes a small specialty sales force and a somewhat larger primary care sales force.  The Company anticipates hiring our sales management starting in 2015, and sales representatives beginning in 2016. Over the course of 2016, Aratana anticipates staffing approximately two dozen sales territories, and it intends to work with veterinary distributors to expand the sales and marketing reach.

•

Initiation of partnering efforts outside the U.S.  While Aratana intends to commercialize its products inside the U.S., its strategy is to seek sales, marketing and distribution partnerships outside the U.S.  As Aratana nears its final U.S. regulatory submissions for initial products in dogs and has generated pilot efficacy data in cats, it will commence efforts to secure appropriate partnerships for its attractive product portfolio.

Financial Results:

Aratana had $230 thousand in net revenue for the quarter ended June 30, 2015 related to its T-cell lymphoma product (AT-005).  For the six months ended June 30, 2015, the Company reported $386 thousand in AT-005 net revenue.  Aratana received conditional approval for AT-005 in January 2014 and started making the product commercially available in November 2014 to a select group of veterinary oncologists as part of the Company’s T-CEP program.  The Company also received full approval from the USDA for its AT-004 product as an aid in the treatment of B-cell lymphoma in January 2015.  As a result of this approval, the Company received and recorded a $3.0 million milestone payment from its former license partner Elanco Animal Health in the first quarter of 2015, which was offset by the amount recognized as a result of the mutual termination of the AT-004 agreement with Elanco in February 2015 of $2.5 million and another $0.5 million milestone payment at the time of first commercial sale, expected in the second half of 2015.  In the six months ended June 30, 2014, Aratana reported license and collaboration revenue of $476 thousand mainly related to the reimbursement of R&D services for its out-licensed product, AT-006.

Research and development expenses totaled $6.1 million for the quarter ended June 30, 2015 compared to $4.3 million for the quarter ended June 30, 2014.  For the first six months of 2015, research and development expenses totaled $12.3 million, as compared to the first six months of 2014 of $7.9 million.  The increase in research and development expense is due primarily to increased costs associated with the advancement of the Company’s ongoing development programs, as well as the increase in the number of product candidates in development as a result of acquisitions, licensing and option programs.  The Company currently anticipates paying contractual payments associated with the successful completion of development and regulatory milestones of approximately $1.8 million and $5.5 million during the remainder of 2015 and the next 12 months, respectively.

Selling, general and administrative expenses totaled $4.9 million for the quarter ended
June 30, 2015 compared to $4.4 million for the same period in 2014.  For the six months ended June 30, 2015, selling, general and administrative expenses were $9.1 million versus $9.0 million for the first six months of 2014.  The increase is primarily due to commercial activities associated with AT-005, as well as early preparation for the market introduction of potentially five additional products by the end of 2016.  The increase in commercial expenses was partially offset by the reversal of $1.2 million of the remaining contingent consideration that was due to the former shareholders of Vet Therapeutics, Inc. for milestones under Aratana’s former license agreement for AT-004, which occurred in the first quarter of 2015 in connection with the termination of the license agreement.

For the quarter ended June 30, 2015, Aratana reported a net loss of $(8.0) million, or $(0.23) basic loss per share compared to a net loss of $(9.3) million, or $(0.32) basic loss per share for the quarter ended June 30, 2014.  For the six months ended June 30, 2015, Aratana reported a net loss of $(16.8) million or $(0.49) basic loss per share compared to a net loss of $(18.4) million or $(0.66) basic loss per share for the same period in 2014.  As reported in the first quarter of 2015, Aratana’s net loss included other income of $1.9 million for the sale of a portion of the Advaxis, Inc. shares held by the Company, as well as an increase in the market value of the Advaxis warrants held by the Company.  During the quarter ended June 30, 2015, Aratana exercised the warrants acquired from Advaxis as part of the license agreement with Advaxis executed in March 2014 and sold the remaining Advaxis shares, including the shares resulting from the warrant exercise, resulting in a gain of $3.2 million.  Aratana continues to collaborate with Advaxis on multiple targets, including AT-014 for osteosarcoma.

As of June 30, 2015, Aratana had a total of approximately $83.6 million in cash, cash equivalents and short-term investments.  As noted above, the Company received $7.5 million from proceeds from the sale of Advaxis stock.  The Company has used $17.8 million in cash from operations during the first six months of 2015.  The Company believes it continues to make fiscally responsible investments in its business and currently anticipates completing the year on the lower end of the operating cash use guidance provided of $45 million to $55 million.  The Company continues to expect that its cash, cash equivalents, and short-term investments will fund operations through December 31, 2016.

Conference Call and Webcast

Aratana will host a conference call Friday, August 7, 2015, beginning at 8:30 a.m. Eastern Time. Please see below for details.
Conference call numbers:
Domestic:	1 (866) 364-3820
Canada:	1 (855) 669-9657
International:	1 (412) 902-4210

Webcast:
Accessible via the Investor Relations section of the Company's website at aratana.investorroom.com.

A replay of the conference call and webcast will be available beginning approximately one hour after the completion of the call. Access numbers for this replay are 1 (877) 344-7529 (U.S.),
1 (855) 669-9658 (Canada) and 1 (412) 317-0088 (international); conference ID: 10069942.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. The company's pipeline includes therapeutic candidates targeting pain, inappetence, cancer, viral diseases, allergy and other serious medical conditions.  Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets' medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to expectations regarding the timing of discussions with the USDA and/or FDA and the licensure and approval of products; development programs; clinical trials and studies, including without limitation the announcement of results of such trials and studies; commercialization and manufacturing of products, including without limitation establishing larger manufacturing capacities for AT-004 and AT-005; in-licensing initiatives and collaborations; the Company's plans and opportunities, including without limitation offering innovative therapeutics; and the Company’s belief that its products and product candidates will result in improved outcomes for pets.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our  history of operating losses and expectations of losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; our substantial dependence on the success of certain of our product candidates; our dependence on novel technologies and compliance with complex regulatory requirements; our inability to obtain regulatory approval for our existing or future product candidates; the lack of commercial success of our current or future product candidates; our inability to realize all of the anticipated benefits of our acquisitions and difficulty integrating acquired businesses; the uncertainty of outcomes of the development of pet therapeutics, which is a lengthy and expensive process; effects of competition; our inability to identify, license, develop and commercialize additional product candidates; our failure to attract and keep senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers, partners and other third parties which conduct our target animal studies and certain other development efforts; regulatory restrictions on the marketing of our product candidates; unanticipated difficulties or challenges in the relatively new field of biologics development and manufacturing; our small commercial organization; difficulties managing the growth of our organization; our significant costs of operating as a public company; risks related to the restatement of our financial statements for the year ended December 31, 2013 and the identification of a material weakness in our internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our customers; limitations on our ability to use our net operating carryforwards; impact of generic products; unanticipated safety or efficacy concerns; our limited patents and patent rights; our failure to comply with our intellectual property license obligations; our infringement of third party patents and challenges to our patents or rights; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process; our failure to comply with regulatory requirements or obtain foreign regulatory approvals; our failure to report adverse medical events related to our products; legislative or regulatory changes; the volatility of our stock price; our status as an "emerging growth company," as defined in the JOBS Act; the potential for dilution if we sell shares of our common stock in future financings; the influence of significant stockholders over our business; and effects of anti-takeover provisions in our charter documents and under Delaware law. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 16, 2015, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

For Aratana investor inquires:
Aratana Therapeutics, Inc.
Craig Tooman
ctooman@aratana.com; (913) 353-1026

For Aratana media inquiries:
Tiberend Strategic Advisors, Inc.
Andrew Mielach
amielach@tiberend.com; (212) 375-2694

ARATANA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except share and per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2015	2014	2015	2014

Revenues
Licensing and collaboration revenue	$—	$300	$—	$476
Product sales	230	—	386	—
Total revenues	230	300	386	476
Costs and expenses
Cost of product sales	109	—	219	—
Royalty expense	23	17	43	35
Research and development	6,081	4,300	12,302	7,872
Selling, general and administrative	4,879	4,404	9,064	9,016
In-process research and development	—	500	—	1,157
Amortization of acquired intangible assets	483	582	966	1,121
Total costs and expenses	11,575	9,803	22,594	19,201
Loss from operations	(11,345)	(9,503)	(22,208)	(18,725)
Other income (expense)
Interest income	43	13	114	27
Interest expense	(217)	(218)	(435)	(546)
Other income, net	3,176	95	5,141	(148)
Total other income (expense)	3,002	(110)	4,820	(667)
Loss before income taxes	$(8,343)	$(9,613)	$(17,388)	$(19,392)
Income tax benefit	360	335	631	962
Net loss	$(7,983)	$(9,278)	$(16,757)	$(18,430)
Net loss per share, basic and diluted	$(0.23)	$(0.32)	$(0.49)	$(0.66)
Weighted average shares outstanding, basic and diluted	34,278,105	28,761,326	34,236,282	27,768,959

ARATANA THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, Amounts in thousands, except share and per share data)

	JUNE 30, 2015	DECEMBER 31, 2014

Assets
Current assets:
Cash, cash equivalents and short-term investments	$83,591	$98,072
Accounts receivable and prepaid expenses and other current assets	1,075	1,252
Inventories	882	427
Deferred tax asset - current	158	158
Total current assets	85,706	99,909
Property and equipment, net	1,616	620
Long-term marketable securities	—	2,452
Goodwill	40,165	41,398
Intangible assets, net	59,332	62,323
Other long-term assets	68	1,201
Total assets	$186,887	$207,903
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses	$5,475	$4,761
Current portion – loan payable	14,976	—
Current portion – contingent consideration	—	4,248
Deferred tax liability	380	413
Other current liabilities	101	46
Total current liabilities	20,932	9,468
Loan payable	—	14,963
Deferred tax liability	855	1,610
Other long-term liabilities	10	30
Total liabilities	21,797	26,071
Total stockholders’ equity	165,090	181,832
Total liabilities and stockholders’ equity	$186,887	$207,903